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                                                                     Exhibit 3.1

                           FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                        NEOGENESIS PHARMACEUTICALS, INC.

     Incorporated pursuant to a Certificate of Incorporation initially filed with the Secretary of State of the State of Delaware on March 13, 1997
                Under the Name NeoGenesis Drug Discovery, Inc.
                ----------------------------------------------


         NeoGenesis Pharmaceuticals, Inc., a Delaware corporation, hereby certifies that this Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, and notice thereof has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware:

         FIRST: The name of the Corporation is NeoGenesis Pharmaceuticals, Inc.

         SECOND: The address of the Corporation's registered offices in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name and address of the Corporation's registered agent at such address is Corporation Service Company.

         THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are as follows:

         To engage in the discovery and development of therapeutic pharmaceuticals.

         To engage in any construction, manufacturing, mercantile, selling, management, service or other business, operation or activity, and to promote any activity which may be lawfully carried on by a corporation organized under the DGCL, whether or not related to the foregoing, and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations incorporated or organized under the DGCL.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting solely of:

         85,640,855  shares of common stock, par value $.001 per share ("Common
                     Stock"); and

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         14,359,145  shares of preferred stock, par value $.001 per share
                     ("Preferred Stock"), of which:

                  1,250,000 shares have been designated as Series A Convertible Preferred Stock ("SERIES A PREFERRED");

                  530,205 shares have been designated as Series B Convertible Preferred Stock ("SERIES B Preferred");

                  4,437,865 shares have been designated as Series C Convertible Preferred Stock ("SERIES C PREFERRED");

                  4,623,487 shares have been designated as Series D Convertible Preferred Stock ("SERIES D PREFERRED"); and

                  3,517,588 shares have been designated as Series E Convertible Preferred Stock ("SERIES E PREFERRED").

         So long as any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, respectively, are issued and outstanding, the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are collectively referred to herein as the "PREFERRED STOCK." The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are collectively referred to herein as the "SENIOR PREFERRED STOCK."

         At such time as no shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, respectively, are issued and outstanding, including without limitation because all of such shares have been redeemed or converted into shares of Common Stock in accordance with this Fourth Amended and Restated Certificate of Incorporation:

                  (i) all authorized shares of each such class and series of Preferred Stock, automatically and without further actions, shall be reclassified as authorized but unissued shares of undesignated capital stock of no particular class or series, and any and all of such shares may thereafter be issued by the Board of Directors of the Company in one or more series, and the terms of any such series may be determined by the Board of Directors, as provided herein; and

                  (ii) the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 100,000,000 shares, consisting solely of:

                     95,000,000    shares of Common Stock; and

                      5,000,000    shares of Preferred Stock.


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

         Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

         Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Fourth Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

         Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article Fourth shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law of the State of Delaware. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of

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designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from the certificate of incorporation all matters set forth in the certificate of designations with respect to such class or series of stock. If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such class or series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with ss.103 of the General Corporation Law of the State of Delaware.

         The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of the Common Stock and each class and series of designated Preferred Stock.

A.       COMMON STOCK

         1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Senior Preferred Stock and upon the occurrence of the Series E Voting Trigger Date (as defined below), the rights of the holders of the Series E Preferred.

         2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

         3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. LIQUIDATION. Subject to the prior satisfaction in full of the preferential rights of any then outstanding Senior Preferred Stock, upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to share in the remaining assets and funds of the Corporation available for distribution with holders of any other class or series entitled to participate in liquidating distributions with the holders of Common Stock (assuming, to the extent provided by the terms of any such other class or series, conversion into Common Stock of all such shares).


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B.       PREFERRED STOCK

         1. VOTING RIGHTS.

         (a) GENERAL. (i) Except as may be otherwise required by law or by the provisions of paragraphs 1(b) or 1(c) of Section B of this Article FOURTH, the holders of Senior Preferred Stock shall vote together with the holders of Common Stock as a single class on every matter coming before any meeting of the shareholders or otherwise to be acted upon by the shareholders and the Series E Preferred shall be non-voting. At every meeting of the shareholders of the Corporation, every holder of Senior Preferred Stock shall be entitled, for each such share standing in its name on the transfer books of the Corporation, to a number of votes equal to the number of votes which could be cast by such holder if it held the Common Stock Equivalent of such share of Senior Preferred Stock on the record date for such vote. As used herein the term "COMMON STOCK EQUIVALENT" shall mean at any time the number of shares of Common Stock which a holder of a share of Preferred Stock would be entitled to receive if such share of Preferred Stock were then to be converted.

                  (ii) Notwithstanding anything to the contrary set forth in paragraph 1(a)(i) of Section B of this Article FOURTH, in the event the Company has not consummated a Public Offering (as defined below) by June 30, 2004 (the "SERIES E VOTING TRIGGER Date") the Series E shall have the same voting rights as the Common Stock and shall vote together with the holders of Common Stock as a single class on every matter coming before any matter of the shareholders or otherwise to be acted upon by the shareholders. At every meeting subsequent to the Series E Voting Trigger Date, every holder of Series E Preferred shall be entitled, for each such share standing in its name on the transfer books of the Corporation, to a number of votes equal to the number of votes which could be cast by such holder if it held the Common Stock Equivalent (as defined below).

         (b)      SPECIAL VOTING RIGHTS OF SENIOR PREFERRED STOCK.

                  (i) Without the vote or consent of holders of Senior Preferred Stock representing at least a majority of the Common Stock Equivalents issuable upon conversion of all outstanding shares of Senior Preferred Stock, the Corporation shall not (A) amend, alter or repeal any provision of, or add any provision to, this Certificate of Incorporation or the Corporation's Bylaws; (B) increase the authorized number of shares of Common Stock or Preferred Stock, (C) increase the number of directors of the

                           Corporation above nine; (D) effect any (1) liquidation, dissolution or winding up of the Corporation or any of its subsidiaries, (2) sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets (including technology) of the Corporation or any of its subsidiaries in one transaction or in a series of transactions, or (3) any consolidation, merger or corporate reorganization of the Corporation with or into another entity; (E) purchase or otherwise acquire all or substantially all of the assets or capital stock (or other ownership interest) of any other person or entity; (F) enact, adopt, amend or modify a stock option plan in any manner, (G) grant stock options with an exercise price less than the fair market value of such shares on the date of the grant, or grant shares in excess of the shares reserved under the Corporation's stock option plan in effect on the date hereof (unless such action has been approved by a majority of the Board of Directors); or (H) issue any capital stock (which is senior to or pari passu with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) or any option, warrant or right to acquire capital stock (other than the issuance of options to acquire Common Stock under a stock option plan approved by a majority of the Board of Directors), organize any subsidiary, declare or pay any dividends or make any distributions in respect of its capital stock, or repurchase any stock of the Corporation.

                  (ii) Without the vote or consent of holders of any series of Senior Preferred Stock representing at least a majority of the Common Stock Equivalents issuable upon conversion of all outstanding shares of such series of Senior Preferred Stock, the Corporation shall not (A) create or authorize the creation of any additional class or series of shares of capital stock that is senior to or pari passu with such series of Senior Preferred Stock with respect to liquidation preference or the right to receive dividends, (B) increase the authorized amount of such series of Senior Preferred Stock, (C) increase the authorized amount of any additional class or series of shares of capital stock that is senior to or pari passu with such series of Senior Preferred Stock with respect to liquidation preference or the right to receive dividends, or (D) create or authorize any obligation or security convertible into shares of such series of Senior Preferred Stock or into shares of any other class or series of capital stock that is senior to or pari passu with such series of Senior Preferred


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                           Stock with respect to liquidation preference or the
                           right to receive dividends, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise.

                  (c) VOTING RIGHTS OF THE SERIES E PREFERRED. (i) Except as otherwise required by law or the Certificate of Incorporation of the Corporation, or except as forth in paragraph 1(b)(ii) of Section B of Article FOURTH, the holders of the Series E Preferred shall have no voting rights. If required by law or the Certificate of Incorporation, the holders of the Series E Preferred may vote on such matter together with the holders of Common Stock and the holders of Senior Preferred Stock as a single class.

                  (ii) The creation of any other series of preferred stock of the Corporation will not be deemed to alter or change the powers, preferences or special rights of the Series E Preferred.

         2. CONVERTIBILITY.

         (a) The shares of the Preferred Stock shall be convertible, as hereinafter provided, into that number of fully paid and nonassessable shares of Common Stock (as such shares may be constituted on the Conversion Date, as hereinafter defined) as shall be obtained by dividing the Purchase Price by the Conversion Price (as hereinafter defined) and multiplying the resulting quotient by the number of shares of Preferred Stock to be converted. As used herein, the "CONVERSION PRICE" shall be the Purchase Price, or, in case an adjustment of such price has taken place pursuant to the provisions of subparagraph
                  (2)(f), then the price as last adjusted and in effect on the Conversion Date. The "PURCHASE PRICE" for the Series A Preferred shall be $0.20 per share, for the Series B Preferred shall be $1.2259 per share, for the Series C Preferred shall be $2.2126 per share, for the Series D Preferred shall be $4.9746 per share and for the Series E Preferred shall be $5.97 per share.

         (b) OPTIONAL CONVERSION. Each share of Preferred Stock shall be convertible at the election of a holder thereof upon the receipt by the Corporation, at its principal office or at such other place as may be designated by it in writing, of a written request or requests of such holder.

         (c) AUTOMATIC CONVERSION. Each share of Series A Preferred, Series B Preferred and Series C Preferred shall be automatically converted into shares of Common Stock immediately prior to the consummation of a public offering of shares of Common Stock by the Corporation on a firmly underwritten basis, pursuant to a registration statement on Form


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                  S-1 (or a similar form of general application prescribed by the Securities and Exchange Commission), filed under the Securities Act of 1933, as amended (a "PUBLIC OFFERING"), at a price to the public of at least twice the Conversion Price per share and in which at least $10,000,000 of gross proceeds are realized by the Corporation (before deduction of offering expenses, including underwriting and sales commissions) in the aggregate. Each share of Series D Preferred shall be automatically converted into shares of Common Stock immediately prior to the consummation of a Public Offering, at a price to the public of at least $9.95 per share (adjusted for stock splits, reorganizations, antidilution, and similar events) and in which at least $15,000,000 of gross proceeds are realized by the Corporation (before deduction of offering expenses, including underwriting and sales commissions) in the aggregate. Each share of Series E Preferred shall be automatically converted into shares of Common Stock immediately prior to the consummation of a Public Offering.

         (d) CONVERSION MECHANICS. To exercise the conversion privilege at the election of a holder of Preferred Stock, such holder shall give written notice to the Corporation at its principal office or at such other office as the Corporation may designate in writing that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. In the event the Corporation has given notice to a holder of a liquidation pursuant to paragraph 8(d) or a transaction described in paragraph 8(e) of this Article FOURTH, such holder may include in its conversion notice a statement that its conversion election is contingent upon the completion of such liquidation or transaction within 90 days thereafter, and any such notice shall be revocable at the option of such holder for ten days after any notice is given to such holder of a material change in the plan of such liquidation or in the form or amount of consideration payable in connection with such transaction. If a holder elects to convert less than all of the Preferred Stock owned by it, its notice of conversion will also specify the number of shares and the certificate numbers thereof which are to be converted. The date when a holder's written notice is received by the Corporation or the date upon which shares of Preferred Stock are automatically converted, as the case may be, shall be the "CONVERSION DATE." As promptly as practicable after the Conversion Date and upon receipt of the certificate or certificates representing the shares to be converted (or evidence reasonably sufficient for the replacement of such certificate or certificates), the Corporation shall issue and shall deliver at its principal office to the holder of the shares of Preferred Stock being converted, or on its written order, a certificate or certificates as it may


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

                  request for the number of full shares of Common Stock issuable upon the conversion of such series of Preferred Stock and cash, as provided in subparagraph (2)(e), in respect of any fraction of a share of Common Stock issuable upon such conversion.

         The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date.

         (e) FRACTIONAL SHARES. The Corporation shall not be required to issue any fraction of a share of Common Stock upon conversion of any of the Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of Preferred Stock so surrendered. In lieu of any fractional shares of Common Stock issuable upon conversion of shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest based on the fair market value of the Common Stock (as determined in good faith by the Board of Directors of the Corporation).

         (f) PRICE ADJUSTMENTS. The Conversion Price of the shares of Senior Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) ISSUANCES OF CAPITAL STOCK. If, at any time after the date on which the Senior Preferred Stock is issued (the "ISSUE DATE"), the Corporation shall issue (or be deemed to have issued pursuant to subclause (C) below) any capital stock (including any series of Preferred Stock) other than Excluded Stock (as defined herein) (such stock other than Excluded Stock being hereinafter referred to as "CAPITAL STOCK") for a consideration per share less than the Conversion Price applicable immediately prior to such issuance, the Conversion Price in effect immediately prior to such issuance shall immediately (except as provided below) be reduced to a price determined by dividing
                           (a) the sum of (i) the number of shares of Capital Stock outstanding immediately prior to such issue, multiplied by the Conversion Price in effect immediately prior to such issue, plus (ii) the consideration, if any, received by the Corporation upon such issue, by (b) the number of shares of Capital Stock outstanding immediately after such issue; PROVIDED that,


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                           notwithstanding the foregoing, if any such Capital
                           Stock is issued within one (1) year of the Series D Preferred Issue Date for a consideration per share less than the Series D Preferred Conversion Price applicable immediately prior to such issuance, the Series D Preferred Conversion Price in effect immediately prior to such issuance shall immediately (except as provided for Excluded Stock) be reduced to a price equal to the per share consideration received with respect to such Capital Stock so issued.

         For the purpose of any adjustments of the Conversion Price pursuant to this clause (i) of this subparagraph (2)(f), the following provisions shall be applicable:

         (A) CASH. In the case of the issuance of Capital Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the aggregate cash proceeds received by the Corporation for such Capital Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

         (B) CONSIDERATION OTHER THAN CASH. In the case of the issuance of Capital Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors in good faith, irrespective of any accounting treatment, PROVIDED, HOWEVER, that such fair market value as determined by the Board of Directors or such appraiser shall not exceed the aggregate Current Market Price (as defined herein) of the shares of Capital Stock being issued in exchange therefor as of the date the Board of Directors authorizes the issuances of such shares.

         The "CURRENT MARKET PRICE" at any date shall mean the price per share deemed to be the fair market value as determined by the Board of Directors in good faith, irrespective of any accounting treatment.

         (C) OPTIONS AND CONVERTIBLE SECURITIES. In the case of the issuance at any time after the Issue Date of (i) options, warrants or other rights to purchase or acquire Capital Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Capital Stock (whether or not at the time so convertible or exercisable) or
                  (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

         1. the aggregate maximum number of shares of Capital Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Capital Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Capital Stock covered thereby (the amount of the purchase price in each case to be determined in the manner provided in subclauses (A) and (B) above);

         2. the aggregate maximum number of shares of Capital Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities and the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subclauses (A) and (B) above);

         3. on any change in the number of shares of Capital Stock deliverable upon exercise of any such options, warrants or rights or conversion of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, (other than under or by reason of provisions designed to protect against dilution), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights, or securities on the basis of such change; PROVIDED, HOWEVER, there shall be no adjustment pursuant to this clause (3) to the extent that any of such options, warrants, rights or securities shall have been exercised, converted or exchanged, as the case may be, prior to such change.

         4. on the expiration or cancellation of one or more of such options, warrants or rights, or the termination of the right to convert or exchange one or more of such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof and any of such options, warrants, rights or securities shall not have been exercised, converted or exchanged, as the case may be, prior to such expiration or cancellation, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon only the issuance of such options, warrants, rights or securities on the basis of the issuance of only the number of


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

shares of Capital Stock that would actually have been issued upon the conversion or exchange of such securities; and

         5. if the Conversion Price has been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Capital Stock upon the exercise, conversion or exchange thereof, PROVIDED, HOWEVER, that, except as provided in subclause 4 above, no increase in the Conversion Price shall be made pursuant to this clause (C).

                  (ii) RECORD DATES. In case the Corporation shall take a record of the holders of its Common Stock Equivalents for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, or to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (iii) TREASURY STOCK. The number of shares of Common Stock outstanding at any given time shall include shares owned or held by or for the account of the Corporation, and the disposition of any such shares so owned or held shall not be considered an issue of Common Stock.

                  (iv) TAXES. The Corporation shall pay any issue or other taxes payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Stock. The Corporation shall not, however, be required to pay any tax which shall be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered.

                  (v) WAIVER OF ADJUSTMENTS. Any adjustment of the Conversion Price otherwise required to be made hereunder may be waived by any holder of the Senior Preferred Stock, insofar as it relates to such holder's Senior Preferred Stock, but only by a writing signed by the holder or holders to be bound thereby.

                  (vi)     EXCLUDED STOCK. The term "EXCLUDED STOCK" shall mean
                           (A) shares of Common Stock issued by the Corporation upon conversion of the Preferred Stock, (B) shares of Common Stock which may be issued by the Corporation from time to time to key employees of the Corporation pursuant to option or restricted stock plans or grants duly adopted or approved by the Corporation's Board of Directors and issued at prices no lower than the fair market value of the Corporation's Common Stock on the respective grant dates, (C) shares of Common Stock held by the Corporation's founders which may be forfeited by such founders due to a separation from the Corporation and
                           (D) any shares which may be issued as part of a Strategic Transaction (as defined below). The term "STRATEGIC TRANSACTION" shall mean any transaction (e.g., an acquisition by the Corporation of another corporation, division or product, a joint venture, technology licensing, distribution, bank financing, corporate partnering or other business arrangement) with respect to which a majority of the Board of Directors, including at least one (1) of the Series D Preferred Directors, has made a good faith determination that the primary purpose of such transaction is the advancement of the business interests of the Corporation as opposed to the raising of funds.

         3. STOCK DIVIDENDS AND SPLITS. In case the Corporation shall declare a dividend or other distribution payable in Common Stock or shall subdivide its Common Stock into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock shall be reduced to a price determined by dividing (a) the number of shares of Common Stock outstanding immediately prior to such dividend or other distribution, multiplied by the Conversion Price in effect immediately prior to such dividend or other distribution, by (b) the number of shares of Common Stock outstanding immediately after such dividend or other distribution.

         4. DIVIDENDS. No dividends may be declared on or paid to any Common Stock, Junior Stock (as defined herein) or Preferred Stock except as a part of a declaration or payment of dividends to a group consisting of the Preferred Stock and the Common Stock or Junior Stock. As between the class consisting of the Preferred Stock and the class consisting of one or more series of Common Stock or Junior Stock, dividends shall be allocated between such classes pro rata based on the sum of (a) the number of shares of Common Stock or Junior Stock which are issued and outstanding on the dividend record date and (b) the number of Common Stock Equivalents with respect to the Preferred Stock on the dividend record date. Each holder of record of the Preferred Stock shall receive from the amount available to such group dividends pro rata to the number of Common Stock Equivalents with respect to the Preferred Stock held of record by such holder on the dividend record date. Each series of Common Stock or Junior Stock as to which a dividend has been declared shall be entitled to receive from the amount so available to the class consisting of such series of Common Stock and Junior Stock, dividends in accordance with the relative preferences which may from time to time be established among series of the Common Stock and Junior Stock; provided that within any series of Common Stock holders of record of such series shall receive from the amount available to such series dividends pro rata to the number of shares of Common Stock of such series held of record by such holder on the dividend record date.

         5. STOCK COMBINATIONS. In case the Corporation shall combine all of the outstanding shares of Common Stock proportionately into a smaller number of shares, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased.

         6. REORGANIZATIONS. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another entity, or the sale of all or substantially all of its assets to another entity shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each share of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger or sale, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which the holder of shares of Preferred Stock would have been entitled if he had held the Common Stock issuable upon the conversion of such shares of Preferred Stock immediately prior to (or upon any record date for) such reorganization, reclassification, consolidation, merger or sale at the Conversion Price in effect on such date.

         7. NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Price, then in each such case the Corporation shall give written notice thereof, by certified mail, postage prepaid, to the registered holders of the Preferred Stock, at the addresses of such holders as shown on the records of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         8.       LIQUIDATION.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Senior Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock or the Series E Preferred, to be paid an amount equal to the Purchase Price per share, plus an amount equal to all accrued but unpaid dividends thereon, if any, through the date of such payment to the holders of the Senior Preferred Stock (the "LIQUIDATION PREFERENCE AMOUNT"), before any payment shall be made to the holders of the Common Stock, the Series E Preferred or any other equity security of the Corporation ranking junior to the Preferred Stock as to dividends or assets ("JUNIOR STOCK"), and, except as provided in paragraph 8(d), the holders of the Senior Preferred Stock shall not be entitled to any further distribution of assets.

                  (b) If, upon any dissolution, liquidation or winding up of the Corporation, the net assets available for distribution to the Corporation's stockholders shall be insufficient to permit payment to the holders of the Senior Preferred Stock of the amount distributable as aforesaid, the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Senior Preferred Stock in accordance with their Liquidation Preference Amounts.

                  (c) Upon any such liquidation, dissolution or winding up, after all of the holders of the Senior Preferred Stock shall have been paid in full the amount to which they shall be entitled pursuant to the preceding paragraphs 8(a) and (b), the holders of the Series E Preferred shall be entitled, before any distribution or payment is made upon any shares of Common Stock, or Junior Stock or under paragraph 8(d) below, to be paid an amount equal to the Purchase Price per share, plus an amount equal to all accrued but unpaid dividends thereon, if any, through the date of such payment to the holders of the Series E Preferred, before any payment shall be made to the holders of the Common Stock or any other Junior Stock and holders of the Series E Preferred shall not be entitled to any further distribution of assets.

                  (d) Upon any such liquidation, dissolution or winding up, after all of the holders of the Senior Preferred Stock and Series E Preferred shall have been paid in full the amount to which they shall be entitled pursuant to the preceding paragraphs 8(a), 8(b) and 8(c), the remaining net assets of the Corporation shall be distributed (i) first to the holders of Series D Preferred (on an as-converted basis) and Common Stock PRO RATA until the holders of Series D Preferred shall have received total distributions under paragraph 8(a) and this paragraph 8(d) equal to the product of 2.5 times their aggregate Liquidation Preference Amounts, and (ii) thereafter to the holders of Junior Stock in accordance with their relative preferences. Written notice of such liquidation, dissolution or winding up, setting a payment date, the amount of the payment to holders of the Preferred Stock, and the place where said amount shall be payable shall be given not less than thirty
                           (30) days prior to the payment date stated therein, to each holder of record of the Preferred Stock.

                  (e) The merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority by voting power of the capital stock of the surviving corporation) or a plan of exchange between the Corporation and any other corporation (in which consolidation or merger or plan of exchange the stockholders of the Corporation receive distributions of cash or securities or other property as a result of such consolidation or merger or plan of exchange), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, shall be deemed, solely for the purposes of determining the amounts to be received by the holders of the Preferred Stock, Common Stock and any other Junior Stock in such merger, consolidation, plan of exchange, sale, transfer or other disposition, and for purposes of determining the priority of receipt of such amounts as among the holders of the Preferred Stock, Common Stock and any other Junior Stock, to be a liquidation or dissolution of the Corporation for purposes of this Paragraph 8 if the holders of a majority of the outstanding shares of Senior Preferred Stock or the holders of a majority of the outstanding shares of Series D Preferred so elect by giving written notice thereof to the Corporation at least five (5) days before the effective date of such transaction. If no such notice is given, the provisions of Paragraph 6 shall apply. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting of the Corporation called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the transaction and of this subparagraph 8(e) (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any, being offered to the holders of the Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described above) to be deemed to be a liquidation or dissolution of the Corporation), and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for herein; PROVIDED, HOWEVER, that such periods may be reduced upon the written consent of the holders of 55% of the Senior Preferred Stock, voting together as a single class. The liquidation preference provided for herein with respect to the Preferred Stock shall be equitably adjusted to reflect any stock dividend, combination or split-up with respect to the Preferred Stock.

         FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

                  (a) Prior to the closing of the Company's first public offering of securities pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended (a "Public Offering"), the composition of the Board of Directors shall be determined in accordance with the by-laws of the Company. Directors need not be stockholders of the Company. The election of directors need not be by written ballot.

                  (b) From and after the closing of the Company's first Public Offering, the Board of Directors shall be divided into three classes of directors, as determined by the Board of Directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class to expire as of the first annual meeting of the Corporation's stockholders following the closing of the Corporation's first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, those of the second class to expire as of the second annual meeting of the Corporation's stockholders following such closing, and those of the third class as of the third annual meeting of the Corporation's stockholders following such closing, such that at each annual meeting of stockholders after such closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. Any director serving as such pursuant to this paragraph (b) of

         Article FIFTH may be removed only for cause and only by the vote of the holders of a majority of the shares of the Corporation's stock entitled to vote for the election of directors.

                  (c) The Board of Directors shall have the power and authority:
         (i) to adopt, amend or repeal By-Laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Certificate, by law, or by the By-Laws; and
         (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

         SIXTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; PROVIDED, HOWEVER, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

         SEVENTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

         Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Seventh, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

         The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

         The indemnification rights provided in this Article Seventh (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Seventh.

         EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any Class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 391 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

         NINTH: The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

         TENTH: From and after the closing of the Company's first Public Offering, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

         ELEVENTH:

                  (a) Prior to the closing of the Company's first Public Offering, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law, subject to Section B.1 of Article FOURTH and applicable law, and the terms applicable to the Preferred Stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  (b) From and after the closing of the Company's first Public Offering, the affirmative vote of the holders of at least 67% of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles Fourth (only to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), Fifth, Seventh, Ninth, Tenth, or Eleventh of this Fourth Amended and Restated Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock, except with respect to any automatic reduction provided for in Article Fourth.


            [The remainder of this page is left intentionally blank.]



         Executed on November 15, 2001


                                              NEOGENESIS PHARMACEUTICALS, INC.


                                               By: /s/ SATISH JINDAL
                                                   ----------------------------
                                               Name:  Satish Jindal, Ph.D.
                                               Title: Chief Executive Officer